Technology Development Cooperation Agreement

For Production of Formic Acid

Mantra Venture Group Ltd. (Mantra), Korea Southern Power Co., Ltd (KOSPO) and KC Cottrell Co., Ltd. (KC) hereby agree on the following terms for a successful construction and execution of an ERC(**E**lectrochemical **R**eduction of **C**arbon dioxide) demonstration project.

1. Objective

This agreement is to provide KOSPO, KC, and Mantra as strategic partners, a basic framework and support for the successful execution of tasks for Mantra's ERC technology development as planned at Ha-dong Power Plant in the Republic of Korea.

2. Agreement terms

(1) Strategically collaborate on the proprietary technology development and demonstration of 10kg/day ERC plant, and to actively cooperate on the scale up and commercialization of the technology in the future.

(2) Share the data and the result of analysis from the demonstration project.

(3) Mutually and actively cooperate with KOSPO's future tasks in the technology development, application, and commercialization strategy development for the Republic of Korea.

3. Responsibilities of Each Parties

(1) Funds for the demonstration projects will be provided by Mantra and KC. The project fund will not exceed US$1,000,000, and it will be shared equally between the two parties.

(2) Mantra will execute the necessary operation of ERC equipment, installation, data gathering, and analysis during the project period. Mantra can use the resources from Kemetco Research Inc. in this project.

(3) KC will provide integration support to connect ERC system to power plant. The integration work includes ERC installation, utilities source selection and engineering for synchronized operation between CO2 capture plant and ERC system.

(4) KOSPO will provide basic conditions to test ERC demonstration test, like as test site, utility sources (Separated CO2 gas from flue gas, electricity, etc) and other convenient services at site.

4. Good Faith

The respective parties in this agreement will execute the terms of this agreement in good faith, and settle any matters not pertained in the agreement through mutual discussion. Should the parties cannot reach on an agreement, the parties should follow a related regulation or a commercial practice.

5. Confidentiality

Each party must keep all confidential information obtained from the execution of this agreement strictly confidential; and KC and KOSPO cannot use Mantra's ERC technology for any other purpose than development and demonstration of the technology.

6. Effect of the Agreement and Amendment

1. The terms of this agreement is effective from the date of signing, and it will be expired by the completion of the demonstration project or by July 30, 2011.

2. This Agreement may be amended only by an instrument in writing signed by the parties.

7. Agreement Signing and Safe Keeping

As per the terms listed above, KOSPO, KC, and Mantra form a broad collaborative relationship as strategic partners; sign the agreement based on the mutual understanding and agreement; make three copies of the agreement to be signed by authorized signatories from each parties, and each parties shall safe keep one copy of the signed agreement.

MANTRA™ VENTURE GROUP OTCBB:MVTG	KOSPO KOREA SOUTHERN POWER CO.,LTD.	KC Cottrell
CEO Larry Kristof	CEO Ho ki Nam	CEO Tae young Lee
[signature]	[signature]	[signature]